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[AUTOFINANCE GROUP, INC. LOGO]

                                                                    Exhibit 99.1




June 30, 1997



The Chase Manhattan Bank
Corporate Trust Office
Chase Manhattan Bank, Trustee
450 W. 33rd Street, 14th Floor
New York, NY  10001

Attention:  Marcus Gustafson

In accordance with Section 13.10 of the Standard Terms and Conditions of Agreement for AFG 1995-A Grantor Trust, AFG 1996-A Grantor Trust, AFG 1996-B Grantor Trust, AFG 1996-C Grantor Trust, and AFG 1996-D Grantor Trust. AutoFinance Group, Inc., as Servicer, I hereby certify:

         1. A review of the activities of the Servicer during the period from July 1, 1996 or from the initial issuance of the Certificates, which ever is later, to June 30, 1997, and of its performance under the Agreement has been made under my supervision, and

         2. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreements during such period.


Sincerely,


/s/ Thomas R. Blend

Thomas R. Blend
Chief Accounting Officer

          601 Oakmont Lane - Suite 110 - Westmont, Illinois 60559-5549
      (708)655 7100   Voice No. (800)877 2860   Dealer Fax (800)347 2311